UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

EXCO Resources, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

269279 40 2

(CUSIP Number)

Thomas C. Sadler, Esq.

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

(213) 485-1234

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 30, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-l(e), 240.13d-l(f) or 240.13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

Ares Corporate Opportunities Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

7,553,727 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

7,553,727 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

7,553,727 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

7.23%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

ACOF EXCO, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

45,263 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

45,263 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

45,263 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

0.04%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

ACOF EXCO 892 Investors, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

262,631 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

262,631 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

262,631 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

0.25%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

ACOF Management, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

7,861,621 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

7,861,621 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

7,861,621 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

7.53%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

ACOF Operating Manager, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

7,861,621 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

7,861,621 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

7,861,621 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

7.53%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

Ares Corporate Opportunities Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

3,895,657 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

3,895,657 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

3,895,657 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

3.73%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

Ares EXCO, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

1,050,526 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

1,050,526 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,050,526 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

1.01%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

Ares EXCO 892 Investors, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

1,645,263 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

1,645,263 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,645,263 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

1.58%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

ACOF Management II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

6,591,446 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

6,591,446 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

6,591,446 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

6.31%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

ACOF Operating Manager II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

6,591,446 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

6,591,446 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

6,591,446 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

6.31%
14.	Type of Reporting Person (See Instructions)

PN

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

Ares Management LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

14,440,567 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

14,440,567 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

14,440,567 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

13.83%
14.	Type of Reporting Person (See Instructions)

OO

CUSIP No. 269279 40 2

1.	Names of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

Ares Partners Management Company LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒
3.	SEC Use Only

4.	Source of Funds (See Instructions)

OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power

0
8. Shared Voting Power

14,440,567 (See Items 4, 5 and 6)
9. Sole Dispositive Power

0
10. Shared Dispositive Power

14,440,567 (See Items 4, 5 and 6)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person

14,440,567 (See Items 4, 5 and 6)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13.	Percent of Class Represented by Amount in Row (11)

13.83%
14.	Type of Reporting Person (See Instructions)

OO

Item 1. Security and Issuer

This Amendment No. 1 to the statement on Schedule 13D (this “Amendment No. 1”) amends and supplements the statement on Schedule 13D filed on April 9, 2007 (the “Schedule 13D”), and relates to the Common Stock, par value $0.001 per share (the “Common Stock”), of EXCO Resources, Inc., a Texas corporation (the “Issuer”). The principal executive offices of the Issuer are located at 12377 Merit Drive, Dallas, Texas 75251.

Except as specifically provided herein, this Amendment No. 1 does not modify any of the information previously reported on the Schedule 13D. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

Item 5. Interest in Securities of the Issuer

Items 5(a) and (b) of the Schedule 13D are hereby amended and restated in their entirety as follows:

“(a) Aggregate Number and Percentage of Securities. See Items 11 and 13 of the cover pages to this Amendment No. 1 and Item 2 of the Schedule 13D for the aggregate number of shares of Common Stock and the percentage of the Common Stock beneficially owned by each of the Ares Entities.

(b) Power to Vote and Dispose. See Items 7 through 10 of the cover pages to this Amendment No. 1 and Item 2 of the Schedule 13D for the aggregate number of shares of Common Stock beneficially owned by each of the Ares Entities as to which there is sole power to vote or to direct the vote, shared power to vote or direct the vote, sole power to dispose or to direct the disposition, or shared power to vote or to direct the vote and sole or shared power to dispose or to direct the disposition.”

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Subsection entitled “Series A-1 Hybrid Preferred Stock” of Item 6 of the Schedule 13D is hereby amended and restated as follows:

Series A-1 Hybrid Preferred Stock

The terms of the Hybrid Preferred Stock are governed by the Statement of Designation of Series A-1 Hybrid Preferred Stock, a copy of which is attached as Exhibit 4.2 to the Schedule 13D and incorporated herein by reference (the “Hybrid Preferred Stock Designation”). On August 30, 2007, the Issuer convened a meeting of its shareholders and approved the NYSE Shareholder Proposal.

Conversion

Each holder of Hybrid Preferred Stock has the right to convert all or any portion of its shares of Hybrid Preferred Stock into that number of shares of Common Stock equal to the then-current liquidation preference of the Hybrid Preferred Stock divided by the then-current conversion price of the Hybrid Preferred Stock. The Hybrid Preferred Stock is initially convertible into 6,355,259 shares of Common Stock.

Dividends

Each holder of Hybrid Preferred Stock is entitled to receive (subject to increase upon certain events of default) either (i) cumulative cash dividends, accruing at an annual rate of 7.0% from March 30, 2007 through March 30, 2013, and 9.0% thereafter, on the sum of $10,000 plus any aggregate accumulated and unpaid dividends, or (ii) cumulative non-cash dividends, accruing at an annual rate of 9.0% on the sum of $10,000 plus any aggregate accumulated and unpaid dividends. Dividends are cumulative from March 30, 2007 and payable quarterly in arrears, commencing June 15, 2007.

Voting Rights

Each holder of Hybrid Preferred Stock is entitled to vote, on an as-converted basis with the Common Stock, on all matters on which holders of Common Stock are entitled to vote, other than the election of directors.”

The foregoing summary of the Hybrid Preferred Stock Designation and the agreements and transactions contemplated thereby is qualified in its entirety by reference to the Hybrid Preferred Stock Designation filed as Exhibit 4.2 to the Schedule 13D and incorporated herein by reference.

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

ARES CORPORATE OPPORTUNITIES FUND, L.P.

	BY:	ACOF OPERATING MANAGER, L.P.
Its Manager

		By:	/s/ Joshua M. Bloomstein
		Name:	Joshua M. Bloomstein
		Title:	Authorized Signatory

ACOF EXCO, L.P.

	BY:	ACOF MANAGEMENT, L.P.
Its General Partner

BY: ACOF OPERATING MANAGER, L.P.
Its General Partner

			By:	/s/ Joshua M. Bloomstein
			Name:	Joshua M. Bloomstein
			Title:	Authorized Signatory

ACOF EXCO 892 INVESTORS, L.P.

	BY:	ACOF MANAGEMENT, L.P.
Its General Partner

BY: ACOF OPERATING MANAGER, L.P.
Its General Partner

			By:	/s/ Joshua M. Bloomstein
			Name:	Joshua M. Bloomstein
			Title:	Authorized Signatory

ACOF MANAGEMENT, L.P.

	BY:	ACOF OPERATING MANAGER, L.P.
Its General Partner

		By:	/s/ Joshua M. Bloomstein
		Name:	Joshua M. Bloomstein
		Title:	Authorized Signatory

ACOF OPERATING MANAGER, L.P.

By:	/s/ Joshua M. Bloomstein
Name:	Joshua M. Bloomstein
Title:	Authorized Signatory

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

	BY:	ACOF OPERATING MANAGER II, L.P.
Its Manager

		By:	/s/ Joshua M. Bloomstein
		Name:	Joshua M. Bloomstein
		Title:	Authorized Signatory

ARES EXCO, L.P.

	BY:	ACOF MANAGEMENT II, L.P.
Its General Partner

BY: ACOF OPERATING MANAGER II, L.P.
Its General Partner

			By:	/s/ Joshua M. Bloomstein
			Name:	Joshua M. Bloomstein
			Title:	Authorized Signatory

ARES EXCO 892 INVESTORS, L.P.

	BY:	ACOF MANAGEMENT II, L.P.
Its General Partner

BY: ACOF OPERATING MANAGER II, L.P.
Its General Partner

			By:	/s/ Joshua M. Bloomstein
			Name:	Joshua M. Bloomstein
			Title:	Authorized Signatory

ACOF MANAGEMENT II, L.P.

	BY:	ACOF OPERATING MANAGER II, L.P.
Its General Partner

		By:	/s/ Joshua M. Bloomstein
		Name:	Joshua M. Bloomstein
		Title:	Authorized Signatory

ACOF OPERATING MANAGER II, L.P.

By:	/s/ Joshua M. Bloomstein
Name:	Joshua M. Bloomstein
Title:	Authorized Signatory

ARES MANAGEMENT LLC

By:	/s/ Joshua M. Bloomstein
Name:	Joshua M. Bloomstein
Title:	Authorized Signatory

ARES PARTNERS MANAGEMENT COMPANY LLC

By:	/s/ Michael D. Weiner
Name:	Michael D. Weiner
Title:	Authorized Signatory